AGREEMENT

between

JOHN WELCH
(Welch)

and

MICHAEL MORGAN
(Morgan)

(collectively the Managers)

and

FIRST SOUTH AFRICAN HOLDINGS (PROPRIETARY) LIMITED
(Registration No. 95/03959/07)
(FSAH)

and

PIEMANS PANTRY (PROPRIETARY) LIMITED
(Registration No. 95/02034/07)
(the Company)






1.   Introduction

1.1 An agreement (the sale agreement) has been entered into among the Managers, Heinz Andreas, FSAH, the Company, Surf's-Up Investments (Pty) Ltd and First South Africa Corp., Ltd pursuant to which FSAH has agreed to purchase from the Managers and Andreas the entire issued share capital of the Company and Surf's-Up Investments
          (Pty) Ltd.

1.2 The sale agreement is subject to certain suspensive conditions, one of which is the conclusion by the Managers and the Company of a management agreement dealing with issues set out in the heads of agreement signed by the parties to the sale agreement.

1.3 The parties accordingly wish to enter into an agreement on the terms and conditions set out below.

2.   Suspensive condition

          The rights and obligations of the parties imposed
     by this agreement,  other than those contained in this
     clause, are subject to the suspensive   condition that
     all conditions to which the sale agreement is subject
          (other than any condition relating to this
     agreement), are timeously     fulfilled or waived as
     provided for in that agreement. The parties  undertake
     to use their best endeavours to procure the fulfilment
     of this   condition.

3.   Period

3.1 Subject to 2, and notwithstanding its date of signature, this agreement shall be effective from 1 March 1996 and, save for the provisions of clause 10, which shall endure for the period specified therein and for clauses 11, 12 and 13, which shall endure until all matters and disputes arising from this agreement have been resolved, shall be for an initial period of 2 years terminating on 28 February 1998, (the initial period).

3.2 Notwithstanding 3.1, FSAH shall be entitled, in its sole discretion, and by written notice given not later than 3 months prior to the end of the initial period, to extend the initial period in respect of either or both of the Managers for a further period of 1 year. FSAH acknowledges that the Managers are reluctant to extend this agreement beyond the initial period and accordingly undertakes:-

3.2.1 to work with the Managers during the initial period to develop suitable individuals to take over the management of the Company at the end of the initial period; and

3.2.2 not to exercise its right to extend the initial period unless it is of the opinion that the management of the Company at the end of the initial period is inadequate to properly manage the affairs and business of the Company in substantially the same manner as the business has been managed and run during the initial period.

3.3 Notwithstanding 3.1, either of the Managers shall be entitled, in their sole discretion, to extend (in respect only of the Manager giving the notice) the initial period for a further period of 1 year by written notice to the purchaser given not less than 3 months prior to the end of the initial period. In addition, each Manager may discuss with the Company extending his employment contract with the Company (which runs concurrently with this agreement) beyond its term.

4. Recruitment and employment of a managing director designate

4.1 The Managers undertake to recruit and employ a suitable person as managing director designate to be trained to replace the skills of John Welch and Heinz Andreas in the Company.

4.2 All curricula vitae received by the Managers or the Company from applicants for the position of managing director designate shall forthwith be submitted to FSAH for consideration and a short-list of candidates shall be compiled jointly by FSAH and the Managers. Short-listed candidates will be interviewed. FSAH shall be entitled, but not obliged, to attend these interviews.

4.3 No candidate shall be appointed to the position without the prior approval of FSAH as to the identity of the person and the remuneration package offered to him or her.

4.4 The parties will use all reasonable endeavours to appoint the managing director designate by 1 March 1997, to enable him or her to gain at least 12 months on-the-job experience under the guidance and supervision of the Managers.

4.5 It is recorded that if the managing director designate has not been in the full time employment of the Company for the 12 month period ended 28 February 1998 the profit on which the third instalment of the purchase price of the Company is based, as provided for in clause 11 of the sale agreement, shall be reduced as if the managing director designate had been so employed, by deeming the additional costs that the Company would have incurred in remunerating the managing director for the full 12 month period to have been incurred.

5.   Management of the business

5.1 The overall responsibility for the management of the affairs of the Company will vest in its board of directors, who will be responsible, inter alia, for setting the policy direction of the Company, for setting business plans and budgets and for monitoring the performance of the Company against targets and budgets.

5.2 The Managers will have the immediate responsibility and shall be accountable to the board of directors, for managing the day-to-day business of the Company within the budgets, plans, policies and other parameters set by the board of directors.

5.3 The parties wish to record that it is their intention and the spirit of their relationship that the expertise of the Managers in running the business, and their understanding of the market should be relied upon, exploited for the benefit of the Company and transferred to other members of management. Accordingly, the Managers undertake to train the managing director designate and to groom other members of management with a view to handing over the running of the Company at the end of the initial period or any extension thereof to properly qualified successors. To this end the Managers shall actively transfer their knowledge concerning the Companys business to the managing director designate and other members of management.

5.4 The provisions of this clause 5 shall not supersede the provisions of the Managers' contracts of employment with the Company, which shall remain of full force and effect.

6.   Right of the Managers to appoint and remove directors

6.1 For the initial period and any extension of the initial period, the Managers will jointly be entitled to appoint and remove 1 director of FSAH who will not be subject to rotation or retirement. Such director shall be one of the Managers unless both Managers are prohibited by law from holding office as a director.

6.2 The director appointed by the Managers may appoint an alternate director.

6.3 The seller who is not appointed as a director may attend and speak at all board meetings of FSAH and shall be given notice of all such meetings as if he were a director, but shall not be entitled to vote.

6.4 For the initial period and any extension of the initial period, the Managers and Heinz Andreas will (unless disqualified at law from holding office as a director) be appointed as directors of the Company and shall not be subject to retirement or rotation. It is also envisaged that other key executives of the Company may be appointed to its board.

7.   Access to information

          There shall be made available to the Managers (who
     shall be bound by   a duty of confidentiality) full and
     free access to all information for      investigating
     and verifying the affairs of the Company and its assets,
          liabilities and financial position including,
     without prejudice to the      generality of the
     foregoing, full and free access to all trading records,
          accounts, books, bank statements and other
     financial records of the      Company.

8.   Matters requiring consent of the Managers

          Decisions in respect of the following fundamental
     matters affecting the    Company shall require the prior
     written consent of the Managers, which shall not be withheld unless the Managers reasonably consider that there will be an impact on the profitability of the
     business of the     Company leading to a reduction in
     the value of the second or third   instalment of the
     purchase price and the parties have not been able to reach agreement as to alternatives:-

8.1       the voluntary liquidation of the Company;

8.2 any capital investment or expenditure, however financed, by the Company, outside that approved in the annual budget, or any disposal of any of the capital assets of the Company, the sale proceeds or book value of which is in excess of R100 000;

8.3       any sale, assignment, transfer or other
          disposition by the Company of any intangible assets such as goodwill, logos, names, trademarks, copyright, patents or licences, or trademark, patent or licence agreements;

8.4 the acquisition by the Company of any shares or interest in any company, other form of legal entity, business, partnership or other undertaking of whatever nature for a purchase price in excess of R100 000;

8.5 the termination or non-renewal of any material contract by the Company;

8.6 the disposal by the Company of its business or any part or branch of its business; and

8.7 any material change to the core nature of the business or in the way the business is conducted.

9.   Restraints and competing businesses

9.1 Each of the Managers undertakes to FSAH and the Company that for a period of 5 years commencing on the effective date and terminating on 28 February 2001 neither of them will, without the prior written consent of FSAH and the Company, and whether directly or indirectly as shareholder, employee, financier, director, agent, officer, consultant, adviser or otherwise-

9.1.1 compete with the Company in the fields of activity referred to in 9.2 within the areas of restraint set out in 9.3;

9.1.2 persuade, induce, encourage or procure any employee of the Company, or any person who was an employee of the Company during the previous twelve months, to become employed by or interested in any manner whatever in any field of activity referred to in 9.2, or to terminate his employment with the Company.

9.2 The fields of activity in respect of which the restraint applies will be -

9.2.1               the business of the manufacture,
                    distribution and retailing of frozen and chilled food;

9.2.2               (as a separate restraint) any new
                    business actively carried on or which
                    the Company can demonstrate in writing
                    is actively contemplated by the Company
                    at the date of termination of the
                    initial period or any extension thereof
                    pursuant to this agreement.

9.3 The areas of restraint referred to in this 9 shall be each of the provinces of the Republic of South Africa, and any of the following countries in which the Company does business at the termination of the initial period or any extension thereof:

9.3.1               Swaziland;

9.3.2               Namibia; and

9.3.3               Botswana.

9.4       Each of the Managers acknowledges-

9.4.1 that the customers of the Company are or could be drawn from all of the areas in which the restraint is to be operative;
9.4.2 that the Company and FSAH would suffer substantial damage if any person restrained by this clause were to operate a business similar to that carried on by the Company within the area to which, and during the time in which, the restraint is to apply;

9.4.3               that FSAH would not have agreed to
                    purchase the shares of the Company
                    unless the Managers had agreed to the
                    restraints contained in this clause 9
                    and, furthermore, that each of the
                    persons restrained has derived
                    considerable benefit from the sale of
                    his shares of the Company;

9.4.4 that the restraint is the minimum restraint required by the Company to provide protection against unfair competition upon termination of employment and, moreover, that the restraint will not prevent any of the persons restrained from obtaining a comparable position elsewhere should his employment terminate and that in the circumstances it is fair and reasonable, and necessary for the protection of the interests of the Company and FSAH that the persons restrained should be restrained in the manner set out in this clause. Should the reasonableness of any provision contained in this clause be disputed, the onus of proving that the provision is unreasonable will rest on the respective persons restrained.

9.5 Each and every restraint contained in this clause is separate and divisible from every other restraint in this clause and from any other restraint so that if any one of the restraints is or becomes unenforceable for any reason, that restraint will be severable and will not affect the validity of any other restraint contained in this 9 or otherwise.

9.6 Insofar as the restraints are considered by the parties to be reasonable in all the circumstances, they agree that if the restraints, taken together, are adjudged to go beyond what is reasonable in all the circumstances but would be adjudged reasonable if part or parts of the wording of the restraints were deleted or modified, the restraints shall apply with such words deleted or modified.

9.7 The restraints contained in this clause will be capable of being enforced by FSAH or the Company, individually or collectively by either of them.
          However they will cease to be enforceable should the Company be placed in final liquidation.

9.8 The Company and FSAH acknowledge that this restraint will not preclude the Managers from carrying out any of the activities referred to in
          9.2 in any areas other than those set out in 9.3.

10.  Default

10.1      If a party:-

10.1.1 commits a material breach of any provision going to the root of this agreement and fails to remedy the breach within 10 days of written notice to do so, provided that:

10.1.1.1 if the breach can reasonably be remedied within a shorter period, the party giving the notice may specify that shorter period in the notice and the party in default shall remedy the breach within that period;

10.1.1.2 if the breach cannot reasonably be remedied within 10 days, the party in default shall be entitled to an extension, not exceeding a further 90 days, to remedy the breach, on condition that the party in default provides evidence to the reasonable satisfaction of the other party within the 10 days that effective steps to remedy the breach have been initiated and continues to provide such evidence on an ongoing basis that the steps are being expeditiously pursued;

10.1.2 commits a second or subsequent breach of this agreement after having remedied an earlier similar breach during the preceding 12 months after written notice to do so;

10.1.3 takes steps to place itself, or is placed, in liquidation, whether voluntary or compulsory, or in judicial management, in either case whether provisionally or finally;

          the party shall be in default.

10.2 If a party is in default the other parties (the aggrieved parties) shall be not be entitled to cancel this agreement and the remedies of the aggrieved parties shall be limited to claiming specific performance, with or without damages.

11.  Mediation and arbitration

11.1 Should any disputes or differences arise at any time between the parties concerning this agreement or its construction or effect or as to the rights, duties and/or liabilities of the parties or either of them under or by virtue of this agreement or otherwise or as to any other matter in any way arising out of the subject matter of this agreement then either party:

11.1.1         may declare a dispute by delivering the
               details of the dispute to the other party, and

11.1.2 request that the dispute be referred by the parties, without legal representation, to mediation by a single mediator at a place and time to be determined by him.

11.2 If, within 30 days of the delivery of the declaration of a dispute, the parties have not agreed to accept mediation then the dispute shall be determined by arbitration as prescribed below.

11.3 If the parties agree to mediation then the mediator shall be:

11.3.1 selected by agreement between the parties, or, failing agreement,

11.3.2 nominated on the application of either party by the president for the time being of Independent Mediation Service of South
               Africa.

11.4 The mediator shall, at his entire discretion, determine whether the reference to him shall be made in the form of written and/or oral representations provided that, in making this determination, he shall consult the disputing parties and be guided by their desires of the form in which the representations are to be made.

11.5 The mediator shall, within a reasonable period after receiving the representations, express in writing an opinion on the matter and shall include his detailed reasons leading to the opinion.

11.6 The mediator shall deliver a copy of his opinion to each party.

11.7 The opinion so expressed by the mediator shall be final and binding on the parties unless either party within 30 days of the delivery of the opinion, notifies the other party of the first party's unwillingness to accept the opinion.

11.8 The costs of mediation shall be determined by the mediator and shall comprise:

11.8.1         the mediators expenses, and

11.8.2 a fee which shall have been previously agreed by the parties.

          The costs shall be borne equally by the parties to the dispute and shall be due and payable to the mediator on presentation to them of his written account.
11.9 Each party shall bear the costs of any legal advice that party may have obtained in connection with the mediation.

11.10 The expressed opinion of the mediator shall not prejudice the rights of the parties in any manner whatsoever in the event of their proceeding to arbitration.

11.11 Any decision given by any representative of the parties in accordance with any provision of this agreement prior to or during the mediation shall not disqualify him from being called as a witness and giving evidence before the arbitrator on any matter whatsoever relevant to the dispute or difference so referred to the arbitrator as provided in this clause.

11.12 If either party to this agreement be unwilling to accept mediation or be unwilling to accept the opinion expressed by the mediator then either party may, by written notice delivered to the other, within 30 days of the declaration of the dispute if there be no mediation or within 30 days of the issue of the mediators opinion if mediation takes place, require that the dispute be referred to arbitration.

11.13 Such arbitration shall be by a single arbitrator who shall be an advocate of not less than 10 years standing if the dispute is primarily a legal matter and a practising auditor of not less than 10 years standing if the matter is primarily an accounting matter:

11.13.1 selected by agreement between the parties or, failing such agreement;

11.13.2 nominated on the application of either party by the chairman for the time being of the Association of Arbitrators.

11.14 The arbitrator shall have power to open up, review and revise any certificate, opinion, decision, requisition or notice relating to all matters in dispute submitted to him and to determine all such matters in the same manner as if no such certificate, opinion, decision, requisition or notice had been issued.

11.15 Upon every or any such reference, the costs of and incidental to the reference and award shall be in the discretion of the arbitrator, who may determine the amount of the costs, or direct them to be taxed as between attorney and client or as between party and party and shall direct by whom and to whom and in what manner they shall be borne and paid.

11.16 The award of the arbitrator shall be final and binding on the parties.

11.17 In all respects the arbitration shall be conducted in accordance with the Rules for the Conduct of Arbitrations published by the Association of Arbitrators and current at the date the arbitrator is appointed or nominated.

12.  Miscellaneous matters

12.1      postal address

12.1.1 Any written notice in connection with this agreement may be addressed:





12.1.1.1            in the case of Welch to:

                    address   :    PO Box 2835
                                   Krugersdorp
                                   1740

                    telefax no     :    953 1283

                    and shall be marked for the attention of John Welch


12.1.1.2            in the case of Morgan to:

                    address   :    PO Box 2835
                                   Krugersdorp
                                   1740

                    telefax no     :    953 1283

                    and shall be marked for the attention of Michael Morgan


12.1.1.3            in the case of FSAH to:

                    address   :    c/o Price Waterhouse
                                   PO Box 783027
                                   Sandton
                                   2146

                    telefax no     :    780 2095

                    and shall be marked for the attention of Charles Boles;


12.1.1.4            in the case of the Company to:

                    address   :    PO Box 2835
                                   Krugersdorp
                                   1740

                    telefax no     :    953 1283

                    and shall be marked for the attention of John Welch;

12.1.2 The notice shall be deemed to have been duly given:

12.1.2.1            14 days after posting, if posted by
                    registered post to the partys address
                    in terms of this sub-clause;

12.1.2.2            on delivery, if delivered to the partys
                    physical address in terms of either this sub-clause or the next sub-clause dealing with service of legal documents;

12.1.2.3            on dispatch, if sent to the partys then
                    telefax or telex number and confirmed by registered letter posted no later than the next business day.

12.1.3 A party may change that partys address for this purpose, by notice in writing to the other party.

12.2      address for service of legal documents

12.2.1 The parties choose the following physical addresses at which documents in legal proceedings in connection with this agreement may be served (ie their domicilia citandi et executandi):


12.2.1.1            Welch:         401 Anne Road
                                   Ruimsig
                                   Roodepoort
                                   1724

12.2.1.2            Morgan:        3 Harebell Street
                                   Randpark Ridge
                                   2194

12.2.1.3            FSAH:          90 Rivonia Rd
                                   Sandton
                                   2146

12.2.1.4            the Company:   Cnr Anvil and Screw
                                   Streets
                                   Boltonia

12.2.2              A party may change that partys address
                    for this purpose to another physical
                    address by notice in writing to the
                    other party.

12.3      entire contract

          This agreement contains all the express provisions agreed on by the parties with regard to the subject matter of the agreement and the parties waive the right to rely on any alleged express provision not contained in the agreement.

12.4      no representations

          No party may rely on any representation which allegedly induced that party to enter into this agreement, unless the representation is recorded in this agreement.


12.5      variation, cancellation and waiver

          No contract varying, adding to, deleting from or cancelling this agreement, and no waiver of any right under this agreement, shall be effective unless reduced to writing and signed by or on behalf of the parties.

12.6      cession

          No party may cede that partys rights nor delegate that partys obligations without the prior written consent of the other parties.

12.7      applicable law

          This agreement shall be interpreted and
          implemented in accordance with the law of the Republic of South Africa.

12.8      jurisdiction

          Each of the parties submits itself to and consents to the non-exclusive jurisdiction of the Witwatersrand Local Division of the Supreme Court of South Africa.

12.9      costs

12.9.1 Each party shall bear that partys own legal costs of and incidental to the negotiation, preparation, settling, signing and implementation of this agreement. The stamp duty, if any, on this agreement shall be borne by the parties in equal shares. The stamp duty payable in respect of the registration of the transfer of the shares into the name of the purchaser shall be borne by the purchaser.

12.9.2 Any costs, including attorney and own client costs, incurred by a party arising out of the breach by any other party of any of the provisions of this agreement shall be borne by the party in breach.

12.10          indulgences

          If a party at any time breaches any of that partys obligations under this agreement, any of the other parties:

12.10.1 may at any time after that breach exercise any right that became exercisable directly or indirectly as a result of the breach, unless the aggrieved party has expressly elected in writing not to exercise the right;
12.10.2 shall not be estopped (ie precluded) from exercising the aggrieved partys rights arising out of that breach, despite the fact that the aggrieved party may have elected or agreed on one or more previous occasions not to exercise the rights arising out of any similar breach or breaches.

12.11          good faith

          The parties shall act towards each other in the utmost good faith in giving effect to this agreement.


Signed at                                  on
           1996.

As witness:


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                              J Welch


Signed at                                 on
               1996.

As witness:


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                              M Morgan

Signed at                                 on
                    1996.

As witness:                        for First South African
                                   Holdings (Pty) Ltd

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Signed at                                on
                1996.

As witness:                        for Piemans Pantry (Pty)
                                   Ltd


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